Exhibit 99.1

FibroGen Presents Phase 3 Efficacy and Safety Results for Roxadustat Versus Epoetin Alfa as Treatment of Anemia in Incident Dialysis Patients with Chronic Kidney Disease

Roxadustat met both primary efficacy endpoints of mean hemoglobin (Hb) change from baseline and proportion of patients achieving Hb response in HIMALAYAS

WASHINGTON, D.C., November 07, 2019 (GLOBAL NEWSWIRE) – FibroGen, Inc. (NASDAQ:FGEN), today announced results from the Phase 3 HIMALAYAS trial evaluating roxadustat for the treatment of anemia in incident dialysis (ID) patients with chronic kidney disease (CKD), a clinically important subgroup of dialysis-dependent CKD patients.  Incident dialysis was defined as those who initiated dialysis within 4 months before randomization to roxadustat or epoetin alfa. In this trial of 1,043 patients, believed to be the largest trial to date investigating an anemia medicine in the ID population, roxadustat achieved both primary efficacy endpoints. The safety profile of roxadustat observed in the HIMALAYAS trial was consistent with results observed in previous roxadustat studies.

This incident dialysis subpopulation is appropriate for comparison of roxadustat versus epoetin alfa, as patients experience high rates of morbidity and mortality during the period of initial dialysis treatment, whereas the stable dialysis population consists of patients who have survived this period and are already shown to be responsive to stable ESA doses.

“Roxadustat is the first of a new class of medication, applying the groundbreaking science on oxygen sensing and adaptation to hypoxia recently awarded the 2019 Nobel Prize in Physiology or Medicine,” said Robert Provenzano, MD, Associate Professor of Medicine, Wayne State University, Detroit, Michigan, U.S. and lead investigator of the HIMALAYAS study. “The positive HIMALAYAS results highlight the potential of roxadustat as an attractive new treatment option for anemia in these highly vulnerable patients who are new to dialysis care. This study provides useful insights and clinically relevant data for consideration in clinical practice, as most patients start anemia treatment when they begin dialysis.”

HIMALAYAS is an open label, active controlled, global Phase 3 study in which 1,043 incident dialysis patients were randomized 1:1 to receive roxadustat or epoetin alfa for up to 4.4

Exhibit 99.1

years, with mean treatment duration of 1.8 years. The U.S. primary efficacy endpoint of mean change in hemoglobin (Hb) levels from baseline to the average over 28-52 weeks was met as roxadustat was shown to be non-inferior to epoetin alfa, followed by demonstration of superiority (p=0.0005). The mean Hb increased from 8.4 g/dL to 11.0 g/dL in roxadustat-treated patients vs. 8.4 g/dL to 10.8 g/dL in epoetin alfa-treated patients. Roxadustat was non-inferior to epoetin alfa in the EU primary efficacy endpoint of proportion of patients achieving a Hb response (defined as Hb ≥11.0 g/dL and Hb increased by ≥1 g/dL from baseline) during the first 24 weeks of treatment: 88.2% in the roxadustat arm vs. 84.4% in the epoetin alfa arm. Further, patients treated with roxadustat required lower average monthly intravenous iron use than those treated with epoetin alfa (p=0.00028).

The most frequently observed adverse events (AEs) with roxadustat in the HIMALAYAS trial were hypertension, diarrhea, and muscle spasms.

“We are encouraged by these HIMALAYAS efficacy and safety results which suggest roxadustat to be a promising treatment for anemia in incident dialysis CKD patients who have newly initiated dialysis therapy,” said K. Peony Yu, MD, Chief Medical Officer, FibroGen. “These results create the opportunity to potentially improve anemia care in dialysis patients initiating treatment by offering a novel and effective oral therapy.”

These data (TH-OR201) were featured in the oral abstract session, Anemia and Iron Metabolism: Clinical Research, at the American Society of Nephrology (ASN) Kidney Week 2019 in Washington, D.C.

In the same oral abstract session as HIMALAYAS, FibroGen’s collaboration partner AstraZeneca will present study results from the Phase 3 OLYMPUS and ROCKIES trials, assessing roxadustat as a treatment for anemia in non-dialysis and dialysis-dependent patients with CKD, respectively.

Data from the HIMALAYAS trial is included in pooled efficacy and cardiovascular safety analyses of the roxadustat Phase 3 clinical development program, which will be presented during the ASN Kidney Week High-Impact Clinical Trials oral abstract session on Friday, November 8 at 2:00 PM EST.

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Exhibit 99.1

About Anemia Associated with CKD
Anemia can be a serious medical condition in which patients have insufficient red blood cells and low levels of hemoglobin, a protein in red blood cells that carries oxygen to cells throughout the body. Anemia in CKD is associated with increased risk of hospitalization, cardiovascular complications and death, also frequently causing significant fatigue, cognitive dysfunction and reduced quality of life. Severe anemia is common in patients with CKD, cancer, myelodysplastic syndromes (MDS), inflammatory diseases, and other serious illnesses.

Anemia is particularly prevalent in patients with CKD. The prevalence of CKD in the adult population is estimated at 10-12% globally, and is generally a progressive disease characterized by gradual loss of kidney function that may eventually lead to kidney failure, or end stage renal disease, requiring dialysis or kidney transplant to survive. Blood transfusion is used for treating life-threatening severe anemia. However, blood transfusions reduce the patient’s opportunity for kidney transplant, increase risk of infections and the risk of complications such as heart failure and allergic reactions.

According to the United States Renal Data System (USRDS), over 14% of the U.S. adult population is affected by CKD, and a majority of dialysis-eligible CKD patients are currently on dialysis. It is estimated that approximately 509,000 patients are receiving dialysis in the U.S. as of 2016.

About Roxadustat
Roxadustat (FG-4592) is a first-in-class, orally administered small molecule HIF-PH inhibitor that promotes erythropoiesis through increasing endogenous production of erythropoietin, improving iron regulation, and overcoming the negative impact of inflammation on hemoglobin syntheses and red blood cell production by downregulating hepcidin. Administration of roxadustat has been shown to induce coordinated erythropoiesis, increasing red blood cell count while maintaining plasma erythropoietin levels within or near normal physiologic range in multiple subpopulations of chronic kidney disease (CKD) patients, including in the presence of inflammation and without a need for supplemental intravenous iron. Roxadustat is currently approved in China for the treatment of anemia in CKD patients on dialysis and patients not on dialysis and approved in Japan for the treatment of anemia in CKD patients on dialysis. Roxadustat is in Phase 3 clinical development in the U.S. and Europe and in Phase 2/3 development in China for anemia associated with myelodysplastic syndromes (MDS), and in a Phase 2 U.S. trial for treatment of chemotherapy-induced anemia.

Astellas and FibroGen are collaborating on the development and commercialization of roxadustat for the treatment of anemia in territories including Japan, Europe, the Commonwealth of Independent States, the Middle East, and South Africa. AstraZeneca and FibroGen are collaborating on the development and commercialization of roxadustat for the treatment of anemia in the U.S., China, and other markets in the Americas and in Australia/New Zealand as well as Southeast Asia.

Exhibit 99.1

About FibroGen
FibroGen, Inc., headquartered in San Francisco, California, with subsidiary offices in Beijing and Shanghai, People’s Republic of China, is a leading biopharmaceutical company discovering and developing a pipeline of first-in-class therapeutics. The company applies its pioneering expertise in hypoxia-inducible factor (HIF) and connective tissue growth factor (CTGF) biology, and clinical development to advance innovative medicines for the treatment of anemia, fibrotic disease, and cancer. Roxadustat, the company’s most advanced product, is an oral small molecule inhibitor of HIF prolyl hydroxylase (HIF-PH) activity, completing worldwide Phase 3 clinical development for the treatment of anemia in chronic kidney disease (CKD), is approved by the National Medical Products Administration (NMPA) in China for CKD patients on dialysis and not on dialysis and by the Ministry of Health, Labour and Welfare (MHLW) in Japan for CKD patients on dialysis. Roxadustat is in Phase 3 clinical development in the U.S. and Europe and in Phase 2/3 development in China for anemia associated with myelodysplastic syndromes (MDS), and in a Phase 2 U.S. trial for treatment of chemotherapy-induced anemia. Pamrevlumab, an anti-CTGF human monoclonal antibody, is in Phase 3 clinical development for the treatment of idiopathic pulmonary fibrosis (IPF) and pancreatic cancer, and is currently in a Phase 2 trial for Duchenne muscular dystrophy (DMD). FibroGen is also developing a biosynthetic cornea in China. For more information, please visit www.fibrogen.com.

Forward-Looking Statements
This release contains forward-looking statements regarding our strategy, future plans and prospects, including statements regarding the development of roxadustat, our interpretation of the pooled safety analyses and other analyses of the global Phase 3 program for roxadustat, for the commercial potential of roxadustat, the potential safety and efficacy profile of our product candidates, aspects of roxadustat that could affect its commercial prospects, and our clinical, regulatory plans, and those of our partners. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of our various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Contact:

FibroGen, Inc.

Media Inquiries:

Sara Iacovino

1.703.474.4452

sara.iacovino@gcihealth.com

Investors:

Michael Tung, M.D.

Investor Relations

1.415.978.1433

ir@fibrogen.com